Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Public Storage
Public Storage Operating Company
(Exact Name of Registrants as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Public Storage

Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $.10 par value per share	457(r)	—	—	—	—	—

	Equity	Preferred Shares of Beneficial Interest, $.01 par value per share	457(r)	—	—	—	—	—

	Equity	Depositary Shares Representing Interests in Preferred Shares or Equity Shares (3)	457(r)	—	—	—	—	—

	Other	Warrants	457(r)	—	—	—	—	—

	Other	Units (4)	457(r)	—	—	—	—	—

	Other	Guarantees of Debt Securities (5)	457(r)	—	—	—	—	—

Public Storage Operating Company

	Debt	Debt Securities	457(r)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	The registrant is deferring payment of all of the registration fee in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(2)
An unspecified aggregate initial offering of the securities of each identified class is being registered as may from time to time be offered by the registrant or a selling securityholder at unspecified prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(3)	Each depositary share will be issued under a deposit agreement, will represent a specified interest in a preferred share or equity share and will be evidenced by a depositary receipt.
(4)
Each unit will be issued under a unit agreement or indenture and will represent an interest in one or more debt securities, warrants, shares of common stock, shares of preferred stock, shares of equity stock, or depositary shares, which may or may not be separable from one another.

(5)
Public Storage may fully and unconditionally guarantee debt securities issued by Public Storage Operating Company. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of debt securities being registered.